Exhibit 23.2

Consent of Independent Auditor

We consent to the incorporation by reference in this registration statement of HeartWare International, Inc. on Form S-8, of our report dated May 1, 2013 relating to our audits of the consolidated financial statements of CircuLite, Inc. and Subsidiary as of December 31, 2012 and 2011, and for the years then ended, which report is included in the Current Report on Form 8-K/A of HeartWare International, Inc. filed on or about January 29, 2014.

/s/ CohnReznick LLP

Roseland, New Jersey

January 28, 2014